SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	December 20, 2012

Exact Name of Registrant as
Specified in Its Charter:	CALAMP CORP.

DELAWARE	0-12182	95-3647070
State or Other Jurisdiction of	Commission	I.R.S. Employer
Incorporation or Organization	File Number	Identification No.

Address of Principal Executive Offices:	1401 N. Rice Avenue
Oxnard, CA 93030

Registrant's Telephone Number, Including
Area Code:	(805) 987-9000

Former Name or Former Address,
if Changed Since Last Report:	Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

[    ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

       As previously announced, on December 20, 2012, CalAmp Corp. (the “Company” or “CalAmp”) signed a definitive Share Purchase Agreement (the “Agreement”) to acquire substantially all of the operations of Wireless Matrix Corporation (the “Seller”), a Canadian public company, through the purchase of all of the outstanding common and preferred shares of its wholly-owned subsidiary, Wireless Matrix USA Inc. (“Wireless Matrix”). Wireless Matrix is a provider of fleet tracking applications and satellite communication services.

       The purchase price is $53 million in cash, subject to adjustment based on a closing net working capital target of $8.3 million.

       The parties have made customary representations and warranties that are qualified by materiality and knowledge as is customary for transactions involving two public companies. The closing of the transaction is subject to the mutual closing conditions that there is no injunction or other action against the transaction and Seller’s shareholder approval has been obtained. In addition, each party has conditions requiring that the other party has not materially breached its representations, warranties and covenants, and that each has received closing certificates to that effect. Finally, the obligation of CalAmp to consummate the acquisition is also subject to receipt of financing, there being no litigation prohibiting or limiting the transaction, receipt of other transaction agreements, there being no Material Adverse Effect (as defined in the Agreement) on Wireless Matrix, and compliance by Wireless Matrix with certain tax matters. As is customary for a public transaction, the representations and warranties do not survive the closing, and CalAmp has no general indemnification rights post-closing.

       The Agreement can be terminated by mutual consent of the parties or by either party in certain conditions. Upon termination of the Agreement under certain circumstances, the Seller will be obligated to pay CalAmp a termination fee of $3 million, including in the event the Agreement is terminated by Seller to accept another proposal. If the Agreement is terminated due to CalAmp’s inability to obtain adequate financing, CalAmp will be obligated to pay the Seller a termination fee of $2 million.

       The Company plans to finance the transaction from the proceeds of an equity offering, bank debt and cash on hand. The Company has no material relationship with any of the sellers, other than in respect of this material definitive agreement. The transaction is expected to close in March 2013.

       The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

       There are representations and warranties contained in the Agreement which were made by the parties to each other as of specific dates. The assertions embodied in these representations and warranties were made solely for purposes of the Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality that is different from certain standards generally applicable to stockholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Based upon the foregoing reasons, you should not rely on the representations and warranties as statements of factual information. Investors should read the Agreement together with the other information concerning CalAmp that it publicly files in reports and statements with the U.S. Securities and Exchange Commission (the “SEC”).

Item 9.01. Financial Statements and Exhibits

       (c) Exhibits

2.1	Share Purchase Agreement dated December 20, 2012, by and among CalAmp Corp., Wireless Matrix Corporation and Wireless Matrix USA Inc.*

* Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. CalAmp hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

Forward-Looking Statements

       This filing may include predictions, estimates and other information that may be considered forward-looking statements, including, without limitation, statements relating to the completion of the transaction. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) Wireless Matrix Corporation may be unable to obtain stockholder approval as required for the transaction; (2) conditions to the closing of the transaction may not be satisfied or waived; (3) the transaction may involve unexpected costs, liabilities or delays; (4) the outcome of any legal proceedings related to the transaction; (5) CalAmp’s ability to obtain financing; (6) the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement; (7) the ability to recognize benefits of the transaction; (8) risks that the transaction disrupts Wireless Matrix’s current plans and operations and the potential difficulties in employee retention as a result of the transaction; and (9) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. Additional factors that may affect the future results of CalAmp are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended February 28, 2012, which is available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. CalAmp undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAMP CORP.

December 21, 2012	By: /s/ Richard Vitelle
Date	Richard Vitelle
Vice President-Finance
(Principal Financial Officer)

EXHIBIT INDEX

2.1	Share Purchase Agreement dated December 20, 2012, by and among CalAmp Corp., Wireless Matrix Corporation and Wireless Matrix USA Inc.*

* Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. CalAmp hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.